Exhibit 10.1

Bridge LOAN Agreement

BETWEEN

FIRST TOWERS & FIBER CORP.

– and –

AKANDA CORP.

November 21, 2024

Article 1 INTERPRETATION		1
1.1	Definitions	1
1.2	Certain Rules of Interpretation	5
1.3	Governing Law	5
1.4	Entire Agreement	5
1.5	Time of Day	6
1.6	Business Day	6
1.7	Conflicts	6

Article 2 loan		6
2.1	Loan	6
2.2	Purpose	6
2.3	Loan—Notice and Limitations	6
2.4	Funding of Loan	7
2.5	Lender’s Records	7
2.6	Ranking of Obligations	7

Article 3 CALCULATION OF INTEREST AND EXPENSES		7
3.1	Calculation and Payment of Interest	7
3.2	Expenses	8
3.3	General Provisions Regarding Interest	8

Article 4 REPAYMENT		8
4.1	Optional Repayment	8
4.2	Repayment of Loan on Demand	8
4.3	Payments—General	9

Article 5 CONDITIONS PRECEDENT		9
5.1	Conditions Precedent to Advance of the Loan	9
5.2	Waiver of a Condition Precedent	11

Article 6 SECURITY DOCUMENTS		11
6.1	Security Documents	11
6.2	Registration of Security Documents	11
6.3	Dealing With Security Documents	12

Article 7 REPRESENTATIONS AND WARRANTIES		12
7.1	Representations and Warranties	12
7.2	Making of Representations and Warranties	14
7.3	Survival of Representations and Warranties	14

Article 8 COVENANTS		14
8.1	Positive Covenants	14
8.2	Negative Covenants	17

- i -

Article 9 EVENTS OF DEFAULT		17
9.1	Events of Default	17
9.2	Acceleration and Remedies	19
9.3	Demand Obligations	20
9.4	Application of Proceeds of Realization	20
9.5	Waivers	20
9.6	Allocation of Moneys Received	20
9.7	Non-Merger	20
9.8	Lender May Perform Covenants	21
9.9	Grant of Licence	21

Article 10 General		21
10.1	Time of Essence	21
10.2	Notices	21
10.3	Severability	22
10.4	Submission to Jurisdiction	23
10.5	Amendment and Waiver	23
10.6	Further Assurances	23
10.7	Assignment and Enurement	23
10.8	Creation and Use of Electronic Document	23
10.9	Electronic Signatures and Delivery and that execution, delivery and transmission will be valid and legally effective to create a valid and binding agreement between the Parties.	24
10.10	Counterparts	24
10.11	Conduct of Parties	24
10.12	Remedies Cumulative	24
10.13	Survival	24
10.14	Consent to Disclosure of Information	24
10.15	Independent Legal Advice	24

- ii -

Bridge LOAN Agreement

THIS AGREEMENT is dated as of November 21, 2024.

BETWEEN:

FIRST TOWERS & FIBER CORP.,

a corporation incorporated under the laws of the Province of British Columbia

(“Borrower”)

-and-

AKANDA CORP.,

a corporation incorporated under the laws of the Province of Ontario

(“Lender”)

CONTEXT

A.	The Borrower and the Lender have entered into a confidential letter of intent dated as of November 13, 2024 (the “Letter of Intent”), which Letter of Intent sets out the basic terms and conditions of a proposed business transaction between the Parties (the “Proposed Transaction”).

B.	Pursuant to section 2(c) of the Letter of Intent, the Lender has agreed to advance to the Borrower the Loan in the amount of USD$350,000.00 within 10 business days of the Parties’ entering into the Letter of Intent, in accordance with the terms and conditions set out in this Agreement.

C.	The Borrower has agreed to execute and deliver to the Lender the Loan Documents and to comply with the other terms set out in this Agreement.

THEREFORE, the Parties agree as follows:

Article 1
INTERPRETATION

1.1	Definitions

In this Agreement, in addition to terms defined elsewhere in this Agreement, the following terms have the following meanings:

1.1.1	“Agreement” means this bridge loan agreement between the Borrower and the Lender, including any schedules, as it may be confirmed, amended, extended, supplemented or restated by written agreement between the Parties.

1.1.2	“Applicable Law” means, at any time, and whether or not having the force of law:

1.1.2.1	any domestic or foreign statute, law (including common and civil law), treaty, code, ordinance, rule, regulation, restriction or by-law;

1.1.2.2	any judgment, order, writ, injunction, decision, ruling, decree or award issued or made by any Governmental Authority; or

1.1.2.3	any regulatory policy, practice, guideline or directive of any Governmental Authority,

in each case binding on or affecting the Person referred to in the context in which the term is used or binding on or affecting the Property of that Person.

1.1.3	“Borrower” means First Towers & Fiber Corp., a corporation incorporated under the laws of the Province of British Columbia, and its successors and permitted assigns.

1.1.4	“Borrower’s Location” means the Borrower’s sole place of business or chief executive office and, if different, its location as determined under the location of debtor rules in the Personal Property Security Act (British Columbia).

1.1.5	“Business” means the business of developing, constructing and owning telecommunications infrastructure and owning a dark fiber network throughout central Mexico.

1.1.6	“Business Combination Agreement” means the business combination agreement to be negotiated and entered into between the Lender and the Borrower, which Business Combination Agreement shall set forth definitive terms and conditions of the Proposed Transaction and supersede the terms and conditions of the Letter of Intent between the Parties.

1.1.7	“Business Day” means any day excluding a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to be closed in Toronto, Ontario.

1.1.8	“Closing Date” means on or about November 20, 2024, or such earlier or later date mutually agreed upon by the Parties in writing, subject to approval by The Nasdaq Capital Markets.

1.1.9	“Communication” means any notice, demand, request, consent, approval or other communication which is required or permitted by this Agreement to be given or made by a Party.

1.1.10	“Date of Advance” means the date upon which the Loan is advanced in accordance with the terms and conditions of this Agreement.

1.1.11	“Debt” means, with respect to any Person at any time, and without duplication:

1.1.11.1	all indebtedness of that Person for money borrowed by or otherwise advanced to it;

1.1.11.2	all indebtedness of that Person for the deferred purchase price of Property or services or for any other credit extended to it;

1.1.11.3	all capital lease obligations of that Person;

1.1.11.4	the aggregate amount at which any shares in the capital of that Person that are redeemable or retractable at the option of the holder may be redeemed or retracted for cash or other payment, provided that all conditions precedent for the redemption or retraction have been satisfied;

1.1.11.5	all obligations of that Person under any guarantee, indemnity or other financial support obligation; and

1.1.11.6	all Debt of any other Person secured by (or for which a holder of that Debt has an existing right, contingent or otherwise, to be secured by) any Lien on Property, including accounts and contract rights, owned by the first Person, whether or not that Person has assumed or become liable for the payment of the obligation, provided that the amount of that Debt will be deemed to be the lesser of the unpaid amount of that Debt or the fair market value of that Property.

1.1.12	“Default” means any event or condition that with the passage of any time specified, the giving of any notice or the satisfaction of any condition subsequent would constitute an Event of Default.

1.1.13	“Event of Default” is defined in Section 9.1.

1.1.14	“Governmental Authority” means:

1.1.14.1	any federal, provincial, state, local, municipal, regional, territorial, aboriginal, or other government, governmental or public department, branch, ministry, or court, domestic or foreign, including any district, agency, commission, board, arbitration panel or authority and any subdivision of any of them exercising or entitled to exercise any administrative, executive, judicial, ministerial, prerogative, legislative, regulatory, or taxing authority or power of any nature; and

1.1.14.2	any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of them, and any subdivision of any of them.

1.1.15	“Insolvency Law” means the Bankruptcy and Insolvency Act, R.S.C. 1985, c. B-3, the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36, the Winding-up and Restructuring Act, R.S.C. 1985, c. W-11, and any other laws relating to bankruptcy, insolvency, reorganization, compromise of debts or similar laws of any jurisdiction affecting creditors’ rights generally.

1.1.16	“Insurance” is defined in Section 8.1.10.

1.1.17	“Interest Rate” means an interest rate equal to the Prime Rate plus 2.0% per annum.

1.1.18	“Lender” means Akanda Corp.., a corporation incorporated under the laws of the Province of Ontario, and its successors and permitted assigns.

1.1.19	“Lien” means any Security Interest, lien (statutory, common law, equitable or otherwise), privilege, charge, trust deemed to exist under any Applicable Law or other encumbrance of any kind, or any other agreement or arrangement creating in favour of any claimant or creditor a right relating to any particular Property that is in priority to the right of any ordinary creditors relating to that Property, and including the right of a lessor under a lease of personal property.

1.1.20	“Loan” is defined in Section 2.1.1.

1.1.21	“Loan Documents” means this Agreement, the Promissory Note, the Security Documents and any other instruments and agreements entered into between the Lender and the Borrower relating to the Loan.

1.1.22	“Obligations” means, at any time, all of the indebtedness, liabilities and obligations, absolute or contingent, direct or indirect, matured or not matured, liquidated or unliquidated, of the Borrower to the Lender arising under the Loan or created by reason of or relating to this Agreement or any other Loan Document, including:

1.1.22.1	the Loan and any unpaid interest on it;

1.1.22.2	any fees due under this Agreement;

1.1.22.3	all costs and expenses of the Lender, and any other sums payable by the Borrower to the Lender, under the Loan Documents; and

1.1.22.4	all expenses and charges, whether for legal expenses or otherwise, incurred by the Lender in collecting or enforcing any of the Obligations, or in realizing on or protecting or preserving any security held for those obligations, including the Security Documents.

1.1.23	“Parties” means, collectively, the Borrower and the Lender, and their respective successors and permitted assigns, and “Party” means any one of them.

1.1.24	“Person” will be broadly interpreted and includes:

1.1.24.1	a natural person, whether acting in their own capacity, or in their capacity as executor, administrator, estate trustee, trustee or personal or legal representative, and the heirs, executors, administrators, estate trustees, trustees or other personal or legal representatives of a natural person; and

1.1.24.2	a corporation or a company of any kind, a partnership of any kind, a sole proprietorship, a trust, a joint venture, an association, an unincorporated association, an unincorporated syndicate, an unincorporated organization or any other association, organization or entity of any kind; and

1.1.24.3	a Governmental Authority.

1.1.25	“Prime Rate” means the prime rate of interest per annum quoted by the Lender’s primary banking institution in Canada from time to time as its reference rate of interest for Canadian Dollar demand loans made to its commercial customers in Canada and which such bank refers to as its “prime rate”, as such rate may be changed from time to time.

1.1.26	“Promissory Note” means a demand promissory note issued by the Borrower to the Lender in the principal amount of the Loan with interest as set out in Section 3.1.1.

1.1.27	“Property” means present and after-acquired property, assets, undertakings and privileges, whether real or personal, tangible or intangible, moveable or immoveable, and all interests in them.

1.1.28	“Security Documents” is defined in Section 6.1.1.

1.1.29	“Security Interest” means any mortgage, charge, pledge, assignment, hypothecation, title retention, finance lease or security interest, including any trust obligations, creating in favour of any creditor a right in respect of any Property.

1.1.30	“Term” means the earlier of (i) 12 months from the date hereof;(ii) the date on which the Proposed Transaction has closed in accordance with the terms and conditions set out in the Business Combination Agreement; and (iii) the date on which the Business Combination Agreement is terminated in accordance with the terms and conditions set out therein.

1.2	Certain Rules of Interpretation

1.2.1	In this Agreement, words signifying the singular number include the plural and vice versa, and words signifying gender include all genders. Every use of the words “including” or “includes” in this Agreement is to be construed as meaning “including, without limitation” or “includes, without limitation”, respectively.

1.2.2	The division of this Agreement into Articles and Sections, the insertion of headings and the inclusion of a table of contents are for convenience of reference only and do not affect the construction or interpretation of this Agreement.

1.2.3	References in this Agreement to an Article or Section are to be construed as references to an Article or Section of or to this Agreement unless otherwise specified.

1.2.4	Unless otherwise specified in this Agreement:

1.2.4.1	time periods within which or following which any calculation or payment is to be made, or action is to be taken, will be calculated by excluding the day on which the period begins and including the day on which the period ends; and

1.2.4.2	if the last day of a time period is not a Business Day, the time period will end on the next Business Day.

1.2.5	Unless otherwise specified, any reference in this Agreement to any statute includes all regulations and subordinate legislation made under or in connection with that statute at any time, and is to be construed as a reference to that statute as amended, modified, restated, supplemented, extended, re-enacted, replaced or superseded at any time.

1.2.6	References to an amount of money in this Agreement will, unless otherwise expressly stated, be to that amount in United States Dollars.

1.3	Governing Law

This Agreement is governed by, and is to be construed and interpreted in accordance with, the laws of the Province of Ontario and the laws of Canada applicable in that Province.

1.4	Entire Agreement

This Agreement, together with the other Loan Documents and any other agreements and documents to be delivered under this Agreement, constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no representations, warranties or other agreements between the Parties, express or implied, in connection with the subject matter of this Agreement except as specifically set out in this Agreement or in the other Loan Documents, or in any other agreements and documents delivered under this Agreement. No Party has been induced to enter into this Agreement in reliance on, and there will be no liability assessed, either in tort or contract, with respect to, any warranty, representation, opinion, advice or assertion of fact, except to the extent it has been reduced to writing and included as a term in this Agreement or in the other Loan Documents, or in any other agreements and documents delivered under this Agreement.

1.5	Time of Day

Unless otherwise specified, references to time of day or date mean the local time or date in the City of Toronto, in the Province of Ontario.

1.6	Business Day

Whenever any calculation or payment to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, then unless otherwise specified in this Agreement, the calculation or payment is to be made, or action is to be taken, on the next Business Day.

1.7	Conflicts

In the event of a conflict in or between the provisions of this Agreement and the provisions of any other Loan Document, then, despite anything contained in that other Loan Document, the provisions of this Agreement will prevail and those provisions of that other Loan Document will be deemed to be amended to the extent necessary to eliminate the conflict.

Article 2
loan

2.1	Loan

2.1.1	Subject to the terms and conditions of this Agreement, including all of the conditions precedent in Article 5, the Lender agrees to make available to the Borrower on the Closing Date a loan in the amount of USD$350,000.00 on the terms described in this Agreement, as that amount may be reduced, adjusted or amended at any time under the terms of this Agreement (the “Loan”).

2.1.2	The Loan will bear interest as set out in Section 3.1.1, and will be evidenced by the Promissory Note.

2.1.3	The principal amount outstanding to the Lender under the Loan will not revolve and the Borrower may not reborrow from the Lender any repayments of the Loan that the Borrower has made.

2.2	Purpose

2.2.1	The Borrower shall use the Loan proceeds in the amounts and for the purposes set out in Schedule A attached hereto, and for no other purposes.

2.3	Loan—Notice and Limitations

2.3.1	The Lender will make the Loan available to the Borrower by way of a single advance.

2.3.2	Upon compliance with the terms and conditions of this Agreement, the Borrower may request the advance of the Loan by delivering written notice requesting the advance to the Lender before 10:00 a.m. (Toronto time) at least one Business Day before the requested Date of Advance.

2.3.3	Upon receipt by the Lender of the notice referred to in Section 2.3.2, the Borrower’s obligation to draw down the Loan in the amount of the advance on the Date of Advance will, unless otherwise agreed to in writing by the Lender, be irrevocable.

2.3.4	The Borrower will request that the advance be made in the full net amount of the Loan in a single advance.

2.3.5	The Loan will only be advanced if at the Date of Advance no Default or Event of Default is subsisting, all of the conditions precedent in Article 5 have been satisfied and all other terms and conditions of this Agreement have been met.

2.4	Funding of Loan

Subject to the Borrower’s compliance with the notice requirements contained in Section 2.3, the proceeds of the Loan requested by the Borrower will be made available by the Lender on the Date of Advance by way of cheque, electronic transfer of funds or as otherwise directed by the Borrower.

2.5	Lender’s Records

The Lender will maintain records of:

2.5.1	the Obligations for the outstanding Loan and accrued interest on it, any fees relating to it, and other amounts payable under this Agreement;

2.5.2	the Date of Advance of the Loan; and

2.5.3	the amounts paid at any time by the Borrower to the Lender under this Agreement for the Loan, interest, fees and other amounts.

The Borrower agrees that all records kept by the Lender will constitute prima facie evidence of the matters referred to in this Section, but the failure of the Lender to make any entry in its records will not limit or otherwise affect the obligations of the Borrower under this Agreement or with respect to the Loan, interest, fees or other amounts owed by it to the Lender.

2.6	Ranking of Obligations

Subject only to Liens that have priority by operation of law, the Obligations will rank as the third-ranking Debt of the Borrower.

Article 3
CALCULATION OF INTEREST AND EXPENSES

3.1	Calculation and Payment of Interest

3.1.1	The Borrower will pay interest on the Loan outstanding at any time in United States Dollars at the Interest Rate. Interest on the Loan will accrue and be calculated, but not compounded, daily on the principal amount of the Loan on the basis of the actual number of days the Loan is outstanding in a year of 365 or 366 days, as applicable, and will be compounded and payable monthly in arrears on the first Business Day of each month.

3.1.2	To the maximum extent permitted by Applicable Law, the Borrower will pay interest on all overdue amounts owing by the Borrower under this Agreement, including any overdue interest payments, from the date each of those amounts is due until the date each of those amounts is paid in full. That interest will be calculated daily, compounded monthly and payable on demand of the Lender at a rate per annum equal to the Interest Rate.

3.2	Expenses

The Borrower will pay to the Lender, or reimburse the Lender for, the reasonable out-of-pocket expenses, including reasonable legal fees and disbursements (on a solicitor and its own client basis) of the Lender incurred in:

3.2.1	negotiating, preparing, registering and executing the Loan Documents; and

3.2.2	enforcing the Loan Documents, including the costs of legal counsel acting on behalf of the Lender.

3.3	General Provisions Regarding Interest

3.3.1	If there is any dispute, disagreement or adjudication involving or relating to the determination of the Interest Rate in effect at any time, a certificate of the Lender as to the rate in question will be accepted as prima facie evidence of that rate for all purposes of this Agreement.

3.3.2	Each determination by the Lender of the amount of interest, fees or other amounts payable by the Borrower to the Lender under this Agreement will be prima facie evidence of the accuracy of the determination.

3.3.3	Except as otherwise provided in this Agreement, all interest, fees and other amounts payable by the Borrower under this Agreement will accrue daily, be calculated as described in this Agreement, and be payable both before and after demand, maturity, default and judgment.

3.3.4	To the full extent permitted by Applicable Law, the covenant of the Borrower to pay interest at the rates provided in this Agreement will not merge in any judgment relating to any obligation of the Borrower to the Lender.

Article 4
REPAYMENT

4.1	Optional Repayment

The Borrower will have the right at any time on any Business Day to repay the Loan or any part of it without premium, penalty or bonus.

4.2	Repayment of Loan on Demand

Subject to the terms and conditions of this Agreement, the Loan, together with all accrued interest, fees and other amounts unpaid relating to the Loan, will be due and payable by the Borrower in full on demand by the Lender.

4.3	Payments—General

4.3.1	Except as otherwise provided in this Agreement, all payments of principal, interest, fees, expenses and other amounts payable under the Obligations and owing at any time by the Borrower to the Lender under this Agreement will be made in immediately available, freely transferable same day funds in United States Dollars, by way of cheque, electronic transfer of funds or as otherwise directed by the Lender by no later than 3:00 p.m. (Toronto time) on the relevant date for payment. All payments received after 3:00 p.m. (Toronto time) will be deemed to be received on the next Business Day.

4.3.2	The Borrower will make all payments required under this Agreement, whether of principal, interest, fees, expenses or other amounts payable under the Obligations or otherwise owing by the Borrower to the Lender:

4.3.2.1	in accordance with the terms of this Agreement; and

4.3.2.2	without regard to any defence, counterclaim, deduction or right of set off available to the Borrower.

4.3.3	Except as otherwise provided in this Agreement, if any payment required under this Agreement becomes due and payable on a day that is not a Business Day, that payment will be made on the next following Business Day, and any extension of time in those circumstances will be included in computing interest and any other amounts payable under this Agreement relating to that payment.

4.3.4	For the avoidance of doubt, if the transactions contemplated by the Business Combination Agreement have closed, all principal and interest owed under the Loan shall remain on the books of the Parties as an inter-company debt between the Lender and the corporation resulting from the Proposed Transaction between the Borrower and the Lender, as more particularly described in the Letter of Intent, which terms and conditions shall be superseded by the definitive terms and conditions of the Business Combination Agreement.

Article 5
CONDITIONS PRECEDENT

5.1	Conditions Precedent to Advance of the Loan

The obligation of the Lender to make the Loan available is subject to the Borrower satisfying each of the conditions precedent set out in this Section 5.1 on or before the Closing Date, to the satisfaction of the Lender and its counsel.

5.1.1	Documents. The Lender will have received, in form and substance satisfactory to it, duly executed and delivered originals of the following:

5.1.1.1	this Agreement;

5.1.1.2	the Promissory Note;

5.1.1.3	the Security Documents;

5.1.1.4	a certificate dated as of the Closing Date from an officer of the Borrower:

5.1.1.4.1	attaching true copies of its constating documents;

5.1.1.4.2	attaching true copies of resolutions dated as of the Closing Date of its directors authorizing the entering into, execution, delivery and performance of the Loan Documents; and

5.1.1.4.3	certifying any other matters as required by the Lender, acting reasonably;

5.1.1.5	a certificate of good standing of the Borrower;

5.1.1.6	an opinion of counsel for the Borrower in each jurisdiction specified by the Lender, acting reasonably, addressed to the Lender and its counsel and dated the Closing Date with respect to the existence, powers and capacity of the Borrower, the authorization, execution and delivery of the Loan Documents, the legality, validity and enforceability of the Loan Documents, regulatory compliance, the validity of the Security Interests created by the Security Documents, the registration of the Security Documents and perfection of the Security Interests created by them, the absence of conflict and any other matters as the Lender requires, in form and substance satisfactory to the Lender, acting reasonably;

5.1.1.7	the notice referred to in Section 2.3.2; and

5.1.1.8	all other documents and instruments that are customary for transactions of this type or as may be reasonably requested by the Lender.

5.1.2	Representations and Warranties. The representations and warranties contained in Section 7.1 will be true and correct on the Date of Advance.

5.1.3	No Default. No Default or Event of Default will have occurred and be continuing on the Date of Advance, and no Default or Event of Default will result from the making of the Loan.

5.1.4	Registration of Security. The Security Documents or notices of them will have been duly registered, recorded or filed in all places and jurisdictions that the Lender and its counsel deem appropriate, all steps will have been taken to validly create, perfect, protect and preserve the Security Interests created by the Security Documents and to provide the Loan, the Obligations and those Security Interests with the priority contemplated by this Agreement, and the Lender will have received evidence satisfactory to the Lender and its counsel of the completion of those registrations, recordings and filings.

5.1.5	Fees. The Borrower will have paid to the Lender any fees that are then due and payable by the Borrower under the Loan Documents.

5.1.6	Insurance. The Lender will have received a certificate with respect to the Insurance from the Borrower’s insurance broker, in scope and substance satisfactory to the Lender, dated not more than 30 days before the Closing Date, confirming that the Borrower has the Insurance required by Section 8.1.10.

5.1.7	Due Diligence. The Lender will have received and be satisfied with the results of all Property, litigation, judgment, bankruptcy, execution and other searches conducted or caused to be conducted by the Lender and its counsel with respect to the Borrower in all jurisdictions that the Lender and its counsel deem appropriate.

5.1.8	Nasdaq Approval. The Lender will have received prior written approval from The Nasdaq Capital Market for the Loan and complied with any board independence and committee composition requirements in accordance with US securities law.

5.2	Waiver of a Condition Precedent

The conditions precedent set out in Section 5.1 are for the sole benefit of the Lender and may be waived by the Lender, in whole or in part and with or without terms or conditions, relating to all or any portion of the Loan.

Article 6
SECURITY DOCUMENTS

6.1	Security Documents

6.1.1	As general and continuing collateral security for the Obligations, the Borrower will execute and deliver to and in favour of the Lender the following security documents and agreements, together with any registrations, filings and other supporting documents deemed necessary by the Lender and its counsel to perfect them or otherwise in respect of them (which, as confirmed, amended, extended, supplemented, restated or replaced at any time, together with any similar security documents and agreements provided under Sections 6.1 or 8.1.10, are collectively, the “Security Documents”), all in form and substance satisfactory to the Lender, acting reasonably:

6.1.1.1	a general security agreement creating a third ranking Security Interest over all of the Borrower’s Property;

6.1.1.2	an investment property pledge agreement creating a third ranking Security Interest in all present and after acquired shares owned in the Borrower (the “Pledged Shares”);

6.1.1.3	Control Agreement for the Pledged Shares; and

6.1.1.4	an insurance transfer and consent, assigning the Insurance to the Lender as mortgagee, third loss payee and additional named insured as required by this Agreement.

6.2	Registration of Security Documents

The Borrower will cooperate fully with the Lender and its counsel to register, record or file the Security Documents or notice of them in all places where, in the opinion of counsel for the Lender, acting reasonably, registration, recording or filing is necessary or desirable in order to perfect, protect or preserve the Security Interests created by the Security Documents, and the Borrower will also cooperate with any amendments to or renewals of those registrations, recordings and filings, and will do, or cause to be done, all other things as, in the opinion of counsel for the Lender, acting reasonably, are necessary or desirable to maintain for the Lender the rights, benefits and priority of the Security Documents and related Security Interests.

6.3	Dealing With Security Documents

The Lender may grant extensions, take and give up any Security Documents or other security, accept compositions of, and grant releases and discharges of, any Security Documents or other security in whole or in part, and otherwise deal with the Borrower or any Loan Documents as the Lender may see fit, all without prejudice to the Obligations or the rights, remedies, powers and recourses of the Lender under the Loan Documents. The taking of any Security Documents under this Agreement will not operate by way of merger of any of the Obligations or any previously taken Security Documents.

Article 7
REPRESENTATIONS AND WARRANTIES

7.1	Representations and Warranties

The Borrower makes the representations and warranties set out in this Section 7.1 to the Lender.

7.1.1	Status and Powers, Authorization, Execution and Delivery, Enforceability and No Conflict.

7.1.1.1	The Borrower is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization.

7.1.1.2	The Borrower has the necessary power, authority and legal right to make, execute, deliver and perform its obligations under each Loan Document, and to borrow under this Agreement, and the Borrower has the necessary power and authority to own and lease its Property and carry on its Business as now conducted.

7.1.1.3	The execution, delivery and performance by the Borrower of each Loan Document has been duly authorized by all necessary corporate and, if required, shareholder, action, and each Loan Document will, when delivered, have been duly executed and unconditionally delivered by it.

7.1.1.4	Each Loan Document constitutes and will constitute a legal, valid and binding obligation of the Borrower, enforceable against it by the Lender in accordance with its terms, except as may be limited by general principles of equity or by Insolvency Law.

7.1.1.5	The execution, delivery and performance of each Loan Document does not and will not:

7.1.1.5.1	violate any Applicable Law or any of the Borrower’s constating documents;

7.1.1.5.2	be in conflict with, result in a breach of or constitute, alone or with notice or lapse of time or both, a default under, or give rise to any right to require prepayment, repurchase or redemption under, any material contract or any other indenture, agreement or instrument binding upon the Borrower or its Property; or

7.1.1.5.3	result in the creation or imposition of any Lien on the Property of the Borrower, other than the Security Interests created by the Security Documents.

7.1.2	Registrations. No registration, filing or recording with any Governmental Authority is or will be required in connection with the Loan or the advance of it under this Agreement or the making, execution, delivery or performance of the Loan Documents, except for registrations, filings or recordings necessary to perfect the Security Interests in the Property granted by the Borrower in favour of the Lender.

7.1.3	Security Documents. From and after the Closing Date, each Security Document granted by the Borrower will create in favour of the Lender valid, enforceable and perfected Security Interests in the Property of the Borrower ranking third in priority, subject only to Plenary Group (Canada) Finco Inc. and Dunstan Holdings Ltd. and to any Liens having priority under Applicable Law and which have not been subordinated, provided that those Liens will not in any manner, or in any cause or proceeding, be taken to directly or indirectly constitute a subordination of any Security Interests created by the Security Documents to any Lien, it being the intention of the Parties that all Security Interests created by the Security Documents will at all times, to the maximum extent permitted by Applicable Law, rank as third priority Security Interests in priority to all Liens or obligations.

7.1.4	Compliance with Applicable Laws. The Borrower has complied in all material respects with all Applicable Laws binding on it or its Business or Property.

7.1.5	Borrower’s Location. The Borrower’s Location is Suite1170-1040 West Georgia Street, Vancouver BC V6E 4H1 and also carries on business at Canadian Towers & Fiber Optics SA DE CV, Fuente De Piramides 1 501 B, Lomas De Tecamachalco, Naucalpan De Juarez, Mexico.

7.1.6	Locations of Collateral. The locations specified in Section 7.1.5.

7.1.7	Title to Property.

The Borrower:

7.1.7.1	has good and marketable title in fee simple to, or valid leasehold title under valid and enforceable real property leases to, all of its real property, which title is free and clear of all Liens, and the Borrower owns or leases all real property used in connection with its Business; and

7.1.7.2	owns, or leases under valid and enforceable leases, its personal property free and clear of all Liens, and owns or leases all personal property used or acquired in connection with its Business.

7.1.8	Debt Defaults. The Borrower is not in default of, and no event or circumstance has occurred which, but for the passage of time or the giving of notice, or both, would constitute a default under, any loan or loan agreement, credit facility or credit agreement, indenture, mortgage, deed of trust, security agreement or other instrument or agreement evidencing or pertaining to any Debt of the Borrower.

7.1.9	Insurance. All policies relating to Insurance:

7.1.9.1	comply with all requirements of the Loan Documents and Applicable Law;

7.1.9.2	are valid, in full force and effect, and enforceable; and

7.1.9.3	provide adequate insurance coverage for the Property, Business and operations of the Borrower in at least those amounts and against at least those risks required under Section 8.1.10. All premiums with respect to all policies of Insurance have been paid in accordance with their respective terms, and no notice of cancellation or termination has been received with respect to any of those policies.

7.1.10	Solvency. The Borrower is not a bankrupt, is not for any reason unable to meet its obligations generally as they become due and has not ceased paying its current obligations in the ordinary course of business generally as they become due. The aggregate Property of the Borrower is, at a fair valuation, sufficient, or the aggregate Property of the Borrower if disposed of at a fairly conducted sale under legal process would be sufficient, to enable the Borrower to pay all of its obligations due and accruing due.

7.1.11	Other Representations. Each representation and warranty made by the Borrower in any Loan Document is true and correct in all material respects.

7.1.12	No Event of Default. No Default or Event of Default has occurred and is continuing.

7.2	Making of Representations and Warranties

Without limiting Section 7.3, the representations and warranties set out in Section 7.1 will be deemed to be made by the Borrower on the Date of Advance based on the facts and circumstances then existing.

7.3	Survival of Representations and Warranties

The representations and warranties set out in Section 7.1 will survive the execution and delivery of this Agreement until all Obligations have been fulfilled and the Lender has no further obligations under any Loan Documents, and the Lender will be entitled to rely, and will be deemed to have relied, upon the representations and warranties set out in Section 7.1 in making the Loan available under this Agreement, regardless of any investigation or examination made by the Lender or its counsel.

Article 8
COVENANTS

8.1	Positive Covenants

So long as this Agreement is in force, any Obligations remain outstanding or the Lender has any obligations under any Loan Documents, the Borrower covenants and agrees with the Lender that, unless the Lender otherwise expressly agrees in writing, the Borrower will comply with the covenants and agreements set out in this Section 8.1.

8.1.1	Prompt Payment. The Borrower will pay to the Lender when due all principal, interest, fees, expenses and other amounts owing by the Borrower to the Lender under this Agreement, on the dates and in the manner provided by this Agreement and the other Loan Documents, without set off or deduction of any kind.

8.1.2	Existence and Good Standing. The Borrower will do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect and in good standing its legal existence in its jurisdiction of formation or organization and its registration in every other jurisdiction in which the nature of its Business or activities, or the character of any of its material Property, make that registration necessary.

8.1.3	Applicable Laws. The Borrower will comply in a timely manner with all Applicable Laws and will obtain, preserve and keep in force all permits required by it to properly conduct its Business and to own, operate, lease or license its Property.

8.1.4	Use of Loan. The proceeds of the Loan will be used solely for the purposes set out in Section 2.2.

8.1.5	Payment Obligations. The Borrower will pay its obligations before they are delinquent or in default.

8.1.6	Maintenance of Property. The Borrower will:

8.1.6.1	operate, maintain and preserve in good working order and condition, ordinary wear and tear excepted, all Property necessary for the proper conduct of its Business, and make or cause to be made all repairs, additions and improvements to, and renewals and replacements of, that Property necessary or desirable for the conduct of its Business; and

8.1.6.2	do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect and in good standing all rights, licences, privileges and franchises material to the conduct of its Business.

8.1.7	Notice Provisions. The Borrower will promptly and, unless otherwise provided, in any event within five days after the Borrower becomes aware of any event set out in this Section 8.1.7, provide the Lender with notice of:

8.1.7.1	the occurrence of a Default or Event of Default, together with a statement of an officer of the Borrower setting out the details of that Default or Event of Default and the action that the Borrower proposes to take or have taken with respect to it; and

8.1.7.2	any previously undisclosed jurisdictions or registration districts within those jurisdictions in which the Borrower has a place of business or any tangible property.

8.1.8	Change in Jurisdiction or Name. The Borrower will, not less than 30 days before the change occurs, provide the Lender with written notice of any change by the Borrower of the Borrower’s Location, or of the location of its “registered office”, “chief place of business”, “principal place of business”, or any change by the Borrower of its corporate, partnership or trust name, as applicable.

8.1.9	Taxes and Priority Claims. The Borrower will:

8.1.9.1	in a timely manner and in compliance with Applicable Laws, file all tax returns required to be filed by it with applicable Governmental Authorities, on or before their respective due dates, and withhold, collect and remit all taxes that it is required to collect, withhold or remit; and

8.1.9.2	pay and discharge promptly when due all taxes and all claims secured by a statutory lien arising under Applicable Law imposed upon it or upon its Property or any part of it, as well as all claims of any kind (including claims for labour, materials and supplies) that, if unpaid, would by law become a Lien upon any of its Property.

8.1.10	Insurance. The Borrower will:

8.1.10.1	maintain or cause to be maintained insurance, without co-insurance, with respect to its Property, Business and operations against all liabilities, casualties, risks and contingencies, of the types, and in the amounts customary for Persons engaged in the same or similar businesses and similarly situated (collectively, the “Insurance”);

8.1.10.2	maintain the Insurance in an amount no less than the replacement value of its Property, endorsed in favour of the Lender as a third loss payee and third mortgagee. The Lender will be named as third mortgagee in accordance with the Insurance Bureau of Canada’s standard mortgage clause (or an alternative form of mortgage clause satisfactory to the Lender, acting reasonably) with respect to all real property owned by the Borrower, as third loss payee with respect to all other Property of the Borrower, and as an additional insured with respect to all liability policies maintained by the Borrower;

8.1.10.3	obtain Insurance that provides that it will not be cancelled or terminated without at least 30 days’ notice being given by the insurer to the Lender; and

8.1.10.4	if it defaults in insuring its Property in accordance with this Section 8.1.10, or in delivering the certificates or policies of Insurance within the time period required under Section 8.1.10, permit the Lender, at its option but without any obligation to do so, to immediately pay the premiums for that Insurance, and the Borrower will reimburse the Lender for any premiums paid by the Lender, plus interest on the amount paid at the interest rate under this Agreement applicable to the Loan in the currency in which the premiums were paid.

8.1.11	Further Assurances. At its own expense and promptly at the reasonable request of the Lender, the Borrower will:

8.1.11.1	cure or cause to be cured all defects in the content, execution, delivery, validity or enforceability of any Loan Document or any other document contemplated by or created under any Loan Document;

8.1.11.2	execute and deliver or cause to be executed and delivered to the Lender all other documents, agreements and instruments, and do or cause to be done all other acts as may be necessary or desirable in the reasonable opinion of the Lender to better carry out the provisions and purposes of the Loan Documents, including filing financing statements or other documents and effecting registrations under any Applicable Law with respect to the Security Interests created by the Security Documents; and

8.1.11.3	obtain any consents or acknowledgements reasonably required by the Lender.

8.2	Negative Covenants

So long as this Agreement is in force, any Obligations remain outstanding or the Lender has any obligations under any Loan Documents, the Borrower covenants and agrees with the Lender that, unless the Lender otherwise expressly agrees in writing, the Borrower will comply with the negative covenants and agreements set out in this Section 8.2.

8.2.1	Nature of Business. The Borrower will not enter into any business either directly or through any subsidiary except for the Business in which it is engaged on the date of this Agreement and other businesses directly related to its existing Business.

8.2.2	Limitation on Liens. The Borrower will not, without the prior written consent of the Lender, create, incur, assume or allow any Lien on or relating to all or any part of its Property, whether now owned or later acquired, that could rank in priority to the Security Interests created by the Security Documents.

8.2.3	Sale or Transfer. The Borrower will not sell, lease, transfer, assign or otherwise dispose of all or substantially all of its Property or Business or make any material change in its present method of conducting business.

8.2.4	Business Outside Certain Jurisdictions. The Borrower will not have any place of business or keep or store any tangible property in, or change the Borrower’s Location to, any jurisdiction in which the Lender does not have a perfected Security Interest, unless it has:

8.2.4.1	given 30 days’ prior written notice of the new jurisdiction to the Lender; and

8.2.4.2	done or caused to be done all acts and things and executed and delivered or caused to be executed and delivered all agreements, deeds, transfers, assignments and instruments as the Lender may reasonably require for perfecting, protecting and registering the Security Interests in favour of the Lender in the new jurisdiction.

Article 9
EVENTS OF DEFAULT

9.1	Events of Default

The occurrence of any one or more of the following events or conditions will be an event of default under this Agreement (“Event of Default”):

9.1.1	the Borrower defaults in the due and punctual payment of the principal amount, or any part of the principal amount, of the Loan when that amount becomes due and payable, whether on demand or otherwise;

9.1.2	the Borrower defaults in the due and punctual payment of any interest owing under the Loan or the Loan Documents as and when it becomes due and payable and that default continues for a period of 3 Business Days;

9.1.3	the Borrower defaults in the due and punctual payment of any amounts owing under the Loan or the Loan Documents, other than amounts referred to in Sections 9.1.1 and 9.1.2, as and when those amounts become due and payable and that default continues for a period of 5 Business Days after the Borrower has received written notice of that Default;

9.1.4	the Borrower fails to observe or perform any agreement, covenant, condition or obligation applicable to it under this Agreement or any other Loan Document, other than an agreement or a covenant, condition or obligation the breach or default in performance of which is specifically dealt with elsewhere in this Article 9, and the Borrower fails to remedy that Default within 10 days from the earlier of the date that:

9.1.4.1	it becomes aware of the Default; and

9.1.4.2	the Lender delivers written notice of the Default to the Borrower, specifying the Default and requiring that it be remedied;

9.1.5	any representation or warranty made by the Borrower in any Loan Document, or in any officer’s certificate or other document delivered to the Lender under any Loan Document, or any statement certified in any certificate provided by or on behalf of the Borrower, is found to be false or incorrect in any way which makes it materially misleading when made or deemed to have been made;

9.1.6	the Borrower defaults in the observance or performance of any covenant, condition or obligation contained in any agreement between the Borrower and any Person, if that default gives rise to a right to enforce security against the Borrower;

9.1.7	the Borrower admits its inability to pay its Debts generally as they become due or otherwise acknowledges its insolvency;

9.1.8	the Borrower ceases or threatens to cease to carry on its Business;

9.1.9	the Borrower institutes any proceeding or takes any corporate action or executes any agreement to authorize its participation in or the commencement of any proceeding:

9.1.9.1	seeking to adjudicate it a bankrupt or insolvent; or

9.1.9.2	seeking liquidation, dissolution, winding-up, reorganization, arrangement, protection, relief or composition of it or any of its Property or Debt or making a proposal for it under any Applicable Law, including any Insolvency Law, and also including any application for reorganization, arrangement or compromise of Debt under the laws of its jurisdiction of incorporation, organization, formation or otherwise;

9.1.10	any proceeding is commenced against or otherwise affects the Borrower:

9.1.10.1	seeking to adjudicate it a bankrupt or insolvent;

9.1.10.2	seeking liquidation, dissolution, winding-up, reorganization, arrangement, protection, relief or composition of it or any of its Property or Debt or making a proposal for it under any Applicable Law, including any Insolvency Law, and also including any application for reorganization, arrangement or compromise of Debt under the laws of its jurisdiction of incorporation, organization, formation or otherwise; or

9.1.10.3	seeking the appointment of a receiver, trustee, agent, custodian or other similar official for it or for any of its Property;

9.1.11	any Person, including any creditor of the Borrower, privately appoints a receiver, receiver manager, trustee, agent, custodian or similar official for the Borrower or any of the Property of the Borrower;

9.1.12	any execution, distress or other enforcement process, whether by court order or otherwise, becomes enforceable against any Property of the Borrower;

9.1.13	any proceeding is commenced or action is taken with respect to the Borrower or any part of its Property in any jurisdiction outside Canada that has an effect equivalent or similar to any of the events or proceedings described in Sections 9.1.9 to 9.1.12 inclusive;

9.1.14	after execution and delivery of it, any Loan Document ceases to be in full force and effect (unless within 5 Business Days of notice of those circumstances being delivered by the Lender to the Borrower that Loan Document is again in full force and effect as if it had always had full force and effect), or any Loan Document is declared by a court or tribunal of competent jurisdiction to be invalid, or the validity or enforceability of it is contested by the Borrower, or the Borrower denies in writing that it has any further liability or obligations under a Loan Document.

9.2	Acceleration and Remedies

9.2.1	Upon the occurrence and during the continuance of any Event of Default, the Lender may do any one or more of the following, all of which are authorized by the Borrower:

9.2.1.1	by written notice to the Borrower, declare all of the Obligations (whether matured or not matured) to be immediately due and payable without further demand, presentation, protest or other notice of any kind, all of which are expressly waived by the Borrower;

9.2.1.2	without notice, set off and consolidate, and apply, any or all deposits and any other Debt at any time held by or owing to the Borrower by the Lender against and on account of the Obligations, whether or not due and payable and whether or not the Lender has made demand for them;

9.2.1.3	as and by way of collateral security, deposit and retain in an account maintained by the Lender amounts received by the Lender from the Borrower, or as proceeds of realization of any Security Documents or Security Interest, to the extent those amounts may be required to satisfy any Obligations;

9.2.1.4	realize upon the Security Documents and any other security that secures any Obligations; and

9.2.1.5	exercise any other action, suit, remedy or proceeding authorized or permitted by the Loan Documents or by Applicable Law, including exercising any power granted by the Loan Documents or by Applicable Law, or obtaining judgment for and recovering all amounts due and owing relating to the Obligations.

9.2.2	Upon the occurrence of an Event of Default set out in Sections 9.1.9, 9.1.10 or 9.1.11, in addition to, and despite any restrictions or conditions in, the remedies set out in Section 9.2.1, all Obligations will automatically become due and payable without notice of any kind.

9.3	Demand Obligations

Nothing in Sections 9.1 or 9.2 will affect the demand nature of any of the Obligations that are payable on demand, and the Lender may demand payment of the Loan and any other Obligations that are payable on demand at any time without restriction, whether or not an Event of Default has occurred or the Borrower has complied with its obligations under this Agreement or any other instrument between the Borrower and the Lender.

9.4	Application of Proceeds of Realization

Despite any other provision of this Agreement, the proceeds realized from the exercise by the Lender of its powers, rights and remedies under the Loan Documents will be distributed in the following order:

9.4.1	first, in payment of all costs and expenses, including legal, accounting, receivers’ and other similar fees and disbursements, incurred by the Lender in connection with that realization;

9.4.2	second, in payment of all Liens or claims ranking in priority to the Security Interests created by the Security Documents;

9.4.3	third, against payment of the Obligations, allocated as provided in Section 9.6; and

9.4.4	fourth, if all Obligations have been paid in full, any surplus proceeds will be paid in accordance with Applicable Law.

9.5	Waivers

No delay on the part of the Lender in exercising any power, right or remedy under any Loan Document will operate as a waiver of that power, right or remedy, no waiver of any Default or Event of Default will operate as a waiver of that Default or Event of Default unless made in writing and signed by an authorized officer of the Lender, and any single or partial exercise by the Lender of any power, right or remedy for a Default or Event of Default will not be deemed to be a waiver of or to alter, affect or prejudice any other power, right or remedy to which the Lender may be lawfully entitled relating to that Default or Event of Default. No written waiver will preclude the exercise by the Lender of any power, right or remedy under any Loan Document other than relating to the specific action or inaction covered by that waiver and strictly in accordance with the terms of that waiver, or extend to or apply to any other Default or Event of Default.

9.6	Allocation of Moneys Received

When an Event of Default has occurred and is continuing the Lender may allocate any moneys received by it from the Borrower, or from any Security Documents or Security Interests held by the Lender, in or toward payment of the Obligations as the Lender in its sole discretion may see fit.

9.7	Non-Merger

Any judgment obtained, or any action or proceeding taken, by the Lender under any Loan Document will not operate as a merger of any Obligations of the Borrower to the Lender, or in any way suspend payment or affect or prejudice the powers, rights and remedies, legal or equitable, that the Lender may have in connection with the Obligations. The surrender or cancellation of, or any other dealings with, any Security Documents will not release or affect the Obligations of the Borrower under any of the Loan Documents.

9.8	Lender May Perform Covenants

If the Borrower fails to perform any covenant or agreement on its part in this Agreement, the Lender may, but is not required to, on 10 days’ notice to the Borrower, perform that covenant or agreement if it is capable of being performed by the Lender, and if that covenant or agreement requires the payment of money the Lender may, but is not required to, make that payment with its own funds. All amounts paid by the Lender under this Section 9.8 will be repaid by the Borrower on demand for payment, and will bear interest at the Prime Rate plus 2% per annum commencing on the day of payment of those amounts by the Lender, calculated daily and payable on demand.

9.9	Grant of Licence

To enable the Lender to exercise its powers, rights and remedies under this Article 9 when the Lender is entitled to do so, and for no other purpose, the Borrower grants to the Lender an irrevocable licence, exercisable without payment of royalty or other compensation to it, to use, assign or sublicense any or all of its intellectual property rights, and that licence will include reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout of them.

Article 10
General

10.1	Time of Essence

Time is of the essence in all respects of this Agreement.

10.2	Notices

Except as otherwise expressly provided for in this Agreement, any Communication must be in writing and either:

10.2.1	delivered personally or by courier;

10.2.2	sent by prepaid registered mail; or

10.2.3	transmitted by e-mail or functionally equivalent electronic means of transmission, charges (if any) prepaid.

Any Communication must be sent to the intended recipient at its address as follows:

to Borrower at:

First Towers & Fiber Corp.

1170-1040 West Georgia Street

Vancouver, British Columbia V6E 4H1

Canada

Attention: Chris Cooper
E-mail: cooper@canadiantowres.ca

with a copy to:

Attention: Desmond Balakrishnan
E-mail: desmond.balakrishnan@mcmillan.ca

if to Lender at:

Akanda Corp.
1a, 1b Learoyd Road

New Romney, TN28 8XU

United Kingdom

Attention: Jatinder Dhaliwal
E-mail: Jatinder@akandacorp.com

with a copy to:

Gowling WLG (Canada) LLP
Suite 1600, 421-7 Ave SW
Calgary, Alberta T2P 4K9

Attention: Sharagim Habibi
E-mail: Sharagim.Habibi@gowlingwlg.com

or at any other address as any Party may at any time advise the others by Communication given or made in accordance with this Section 10.2. Any Communication delivered to the Party to whom it is addressed will be deemed to have been given or made and received on the day it is delivered at that Party’s address, provided that if that day is not a Business Day then the Communication will be deemed to have been given or made and received on the next Business Day. Any Communication sent by prepaid registered mail will be deemed to have been given or made and received on the fifth Business Day after which it is mailed. If a strike or lockout of postal employees is then in effect, or generally known to be impending, every Communication must be delivered personally or by courier or transmitted by e-mail or functionally equivalent electronic means of transmission. Any Communication transmitted by e-mail or other functionally equivalent electronic means of transmission will be deemed to have been given or made and received on the day on which it is transmitted; but if the Communication is transmitted on a day which is not a Business Day or after 5:00 p.m. (local time of the recipient), the Communication will be deemed to have been given or made and received on the next Business Day.

10.3	Severability

Each Section of this Agreement is distinct and severable. If any Section of this Agreement, in whole or in part, is or becomes illegal, invalid, void, voidable or unenforceable in any jurisdiction by any court of competent jurisdiction, the illegality, invalidity or unenforceability of that Section, in whole or in part, will not affect:

10.3.1	the legality, validity or enforceability of the remaining Sections of this Agreement, in whole or in part; or

10.3.2	the legality, validity or enforceability of that Section, in whole or in part, in any other jurisdiction.

10.4	Submission to Jurisdiction

Each of the Parties irrevocably and unconditionally submits and attorns to the exclusive jurisdiction of the courts of the Province of Ontario to determine all issues, whether at law or in equity, arising from this Agreement. To the extent permitted by Applicable Law, each of the Parties:

10.4.1	irrevocably waives any objection, including any claim of inconvenient forum, that it may now or in the future have to the venue of any legal proceeding arising out of or relating to this Agreement in the courts of that Province, or that the subject matter of this Agreement may not be enforced in those courts;

10.4.2	irrevocably agrees not to seek, and waives any right to, judicial review by any court which may be called upon to enforce the judgment of the courts referred to in this Section 10.4, of the substantive merits of any suit, action or proceeding; and

10.4.3	to the extent a Party has or may acquire any immunity from the jurisdiction of any court or from any legal process, whether through service or notice, attachment before judgment, attachment in aid of execution, execution or otherwise, with respect to itself or its Property, that Party irrevocably waives that immunity in respect of its obligations under this Agreement.

10.5	Amendment and Waiver

Except as otherwise provided in this Agreement, no amendment, discharge, modification, restatement, supplement, termination or waiver of this Agreement or any Section of this Agreement is binding unless it is in writing and executed by each Party. No waiver of, failure to exercise, or delay in exercising, any Section of this Agreement constitutes a waiver of any other Section, whether or not similar, nor does any waiver constitute a continuing waiver unless otherwise expressly provided.

10.6	Further Assurances

Except as otherwise provided in any Loan Document, the Borrower will, upon request of the Lender and at the Borrower’s own cost and expense, execute and deliver any further agreements and documents and provide any further assurances, undertakings and information as may be reasonably required by the Lender to give effect to the Loan Documents, and without limiting the generality of this Section 10.6 will do or cause to be done all acts and things, execute and deliver or cause to be executed and delivered all agreements and documents and provide any assurances, undertakings and information as may be required at any time by all Governmental Authorities having jurisdiction over the affairs of the Borrower or as may be required at any time under Applicable Law.

10.7	Assignment and Enurement

Neither this Agreement nor any right or obligation under this Agreement may be assigned by either Party without the prior written consent of the other Party. This Agreement enures to the benefit of and is binding upon the Parties and their respective successors and permitted assigns.

10.8	Creation and Use of Electronic Document

This Agreement and any counterpart of it may be created, provided, received, retained and otherwise used, and will be accepted, in any digital, electronic or other intangible form.

10.9	Electronic Signatures and Delivery

This Agreement and any counterpart of it may be:

10.9.1	signed by manual, digital or other electronic signatures; and

10.9.2	delivered or transmitted by any digital, electronic or other intangible means, including by e-mail or other functionally equivalent electronic means of transmission;

and that execution, delivery and transmission will be valid and legally effective to create a valid and binding agreement between the Parties.

10.10	Counterparts

This Agreement may be signed and delivered by the Parties in counterparts, with the same effect as if each of the Parties had signed and delivered the same document, and that execution and delivery will be valid and legally effective.

10.11	Conduct of Parties

Except as otherwise provided in this Agreement, any requests, consents, approvals, opinions and decisions given or made by any Party as permitted by this Agreement, and any other agreement or agreements and other documents to be delivered under this Agreement, must be reasonable, not be unreasonably withheld or delayed, not be subject to unreasonable conditions or qualifications, be based on good and sound business judgment, and be consistent with the terms of this Agreement. Whenever a Section of this Agreement requires a consent or approval by a Party and notification of the consent or approval is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required will be conclusively deemed to have withheld its consent or approval.

10.12	Remedies Cumulative

The rights, powers and remedies under the Loan Documents are cumulative and are in addition to and not in substitution for any other rights, powers and remedies available at law or in equity or otherwise. No single or partial exercise by a Party of any right, power or remedy precludes or otherwise affects the exercise of any other right, power or remedy to which that Party may be entitled.

10.13	Survival

All indemnities set out in this Agreement will survive the repayment of the Loan and other Obligations and the termination of this Agreement for a period of two years.

10.14	Consent to Disclosure of Information

The Borrower consents to the Lender obtaining from any credit bureau, credit reporting agency, creditor of the Borrower or other Person any information, including personal information, relating directly or indirectly to its credit, finances or Business that may be required by the Lender at any time for the purposes of this Agreement or any other Loan Documents, including to establish, maintain and manage the relationship of the Borrower with the Lender, and authorizes and directs any credit bureau, credit reporting agency, creditor or other Person to provide that information to the Lender.

10.15	Independent Legal Advice

Each Party acknowledges that it has read and understands the terms and conditions of this Agreement and acknowledges and agrees that it has had the opportunity to seek, and was not prevented or discouraged by any other Party from seeking, any independent legal advice which it considered necessary before the execution and delivery of this Agreement and that, if it did not avail itself of that opportunity before signing this Agreement, it did so voluntarily without any undue pressure, and agrees that its failure to obtain independent legal advice will not be used by it as a defence to the enforcement of its obligations under this Agreement.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

Each of the Parties has executed and delivered this Agreement, as of the date noted at the beginning of the Agreement.

FIRST TOWERS & FIBER CORP.

Per:	/s/ Chris Cooper
Name:	Chris Cooper
Title:	CEO

AKANDA CORP.

Per:	/s/ Katie Field
Name:	Katie Field
Title:	Interim CEO

Signature Page – Bridge Loan Agreement

SCHEDULE A

USE OF PROCEEDS

1.	Site Acquisition

2.	Permits

3.	Architectural Engineering (layouts)

4.	Civil Works

5.	Tower Installation

6.	Taxes and Govern Fees